            As filed with the Securities and Exchange Commission on May 9, 2006
                                              Securities Act File No. 333-55382
                                      Investment Company Act File No. 811-06538
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       [ ] PRE-EFFECTIVE AMENDMENT NO.
                       [x] POST-EFFECTIVE AMENDMENT NO. 1

                        (CHECK APPROPRIATE BOX OR BOXES)

            VAN KAMPEN TRUST FOR INVESTMENT GRADE FLORIDA MUNICIPALS

        (EXACT NAME OF REGISTRANT AS SPECIFIED IN DECLARATION OF TRUST)

                                 (800) 341-2929
                        (AREA CODE AND TELEPHONE NUMBER)

                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              AMY R. DOBERMAN, ESQ.
                                MANAGING DIRECTOR
                           VAN KAMPEN INVESTMENTS INC.
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   COPIES TO:

                             CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              333 WEST WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 407-0700


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                                EXPLANATORY NOTE

         The Joint Proxy Statement/Prospectus and the Statement of Additional Information in the form filed on May 28, 2001 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, are incorporated herein by reference.

         This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), tax counsel for the Registrant, and to file, as Exhibit 16 to this Registration Statement, a power of attorney executed by certain officers of the Registrant and each of the current members of the Registrant's Board of Trustees.

                           PART C: OTHER INFORMATION

ITEM 15. INDEMNIFICATION

          There has been no change in the information set forth in Item 15 of the Registration Statement of Van Kampen Trust for Investment Grade Florida Municipals (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-55382 and 811-06538) as filed with the Securities and Exchange Commission on March 26, 2001, which information is incorporated herein by reference.

ITEM 16. EXHIBITS

1.   (a)  Declaration of Trust of the Registrant +

     (b)  Articles of Amendment relating to name change+

     (c)  Form of Certificate of Vote Establishing Preferred Shares+

     (d)  Amendment to Certificate of Vote in connection with share split+

2.        Bylaws of the Registrant+

3.        Not applicable

4. Form of Agreement and Plan of Reorganization between the Registrant and the Target Fund+++

5. (a) Form of specimen share certificate for Common Shares of the Registrant+

     (b)  Form of specimen share certificate for APS of the Registrant+

6. (a) Form Investment Advisory Agreement between the Registrant and Van Kampen Investment Advisory Corp.+

     (b)  Form of Administration Agreement+

7.        Not Applicable

8.        Not Applicable

9. Custodian Contract between the Registrant and State Street Bank and Trust Company+

10.       Not Applicable

11. Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Registrant+++

12.       Tax opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)++

13. (a) Form of Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company+

     (b) Form of Auction Agency Agreement between the Registrant and Bankers Trust Company+

     (c)  Form of Broker-Dealer Agreement+

     (d)  Form of Letter of Representations+++

14. (a) Consent of Deloitte & Touche LLP, independent auditors for the Registrant+++

     (b) Consent of Deloitte & Touche LLP, independent auditors for the Target Fund+++

15.       Not Applicable

16.       Power of Attorney++

17.       Code of Ethics+

+    Previously filed.

++   Filed herewith

+++ Incorporated herein by reference to Registrant's Registration Statement on Form N-14, File Nos. 333-55382 and 811-06538, filed March 26, 2001.

ITEM 17. UNDERTAKINGS

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

         (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, and the State of New York, on May 9, 2006.

                                        VAN KAMPEN TRUST FOR INVESTMENT
                                        GRADE FLORIDA MUNICIPALS

                                        By:   /s/ Stefanie V. Chang Yu
                                              ----------------------------------
                                               Stefanie V. Chang Yu
                                               Vice President and Secretary

         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURES               TITLE
               ----------               -----

PRINCIPAL EXECUTIVE OFFICER:

/s/ Ronald E. Robison*                 President and Principal Executive Officer
-------------------------------------
Ronald E. Robison

PRINCIPAL FINANCIAL OFFICER:

/s/ Phillip G. Goff*                   Chief Financial Officer and Treasurer
-------------------------------------
Phillip G. Goff

TRUSTEES:

/s/ David C. Arch*                     Trustee
-------------------------------------
David C. Arch

/s/ Jerry D. Choate*                   Trustee
-------------------------------------
Jerry D. Choate

/s/ Rod Dammeyer*                      Trustee
-------------------------------------
Rod Dammeyer

/s/ Linda Hutton Heagy*                 Trustee
---------------------------------------
Linda Hutton Heagy

/s/ R. Craig Kennedy*                   Trustee
---------------------------------------
R. Craig Kennedy

/s/ Howard J Kerr*                      Trustee
---------------------------------------
Howard J Kerr

/s/ Jack E. Nelson*                     Trustee
---------------------------------------
Jack E. Nelson

/s/ Hugo F. Sonnenschein*               Trustee
---------------------------------------
Hugo F. Sonnenschein

/s/ Wayne W. Whalen*                     Trustee
---------------------------------------
Wayne W. Whalen

/s/ Suzanne H. Woolsey*                  Trustee
---------------------------------------
Suzanne H. Woolsey

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* Signed by Stefanie V. Chang Yu pursuant to a power of attorney filed herewith.


         /s/ Stefanie V. Chang Yu                     May 9, 2006
         ----------------------------------------
         Stefanie V. Chang Yu
         Attorney-in-Fact

                                  EXHIBIT INDEX

12.     Tax opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)

16.     Power of Attorney